Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Zep Inc. Completes Acquisition of Ecolab’s Vehicle Care Division

Creates an Industry Leader in the $1 Billion Vehicle Care Portion of the Transportation Market

Business Generated Sales of $66 million and Adjusted EBITDA of $13 million in the 12 months ended June 30, 2012

Acquisition is expected to be Accretive in Fiscal 2013

ATLANTA, December 3, 2012 (BUSINESS WIRE) — Zep Inc. (NYSE: ZEP), a leading producer and marketer of a wide range of cleaning and maintenance solutions, today announced that a wholly owned subsidiary of Zep Inc. completed the purchase of the Vehicle Care division of Ecolab Inc. (NYSE: ECL), effective December 1, 2012 for approximately $120 million.

The combination of Ecolab’s Vehicle Care division with Zep’s existing North American Sales and Service vehicle-wash operations and its Niagara and Washtronics fleet-wash operations creates a new platform, “Zep Vehicle Care,” representing approximately 13% of Zep’s net sales on a pro forma basis.

“The creation of Zep Vehicle Care is an example of our disciplined focus on key markets, like transportation, where we bring unique value and expertise to our customers,” said John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc. “We expect the combination of our respective sales organizations with best-in-class vehicle care solutions will allow us to capitalize on growth opportunities in the $1 billion U.S. vehicle care marketplace in a way that is accretive to earnings.  Furthermore, the attractive cash flow generation of our overall business will allow us to focus efforts on quickly reducing debt in a meaningful way.”

The Zep Vehicle Care portfolio of brands comprised of Blue Coral®, Black Magic®, Rain-X®, Zep® Enviroedge™, Niagara National™, Washtronics™ & Armor All Professional™  includes soaps, polishes, sealants & protectants, detail products, wheel and tire treatments, air fresheners and related equipment.

Zep Vehicle Care will offer its products and services through a world-class team of service and support professionals to provide car, truck and fleet wash operators with high efficacy products for their wash tunnels and retail operations.

Zep Inc. financed the acquisition using existing debt capacity.  While both the interest rate and leverage ratio are very manageable, the company will immediately turn much of its focus to deleveraging its balance sheet, thereby preparing for additional expansion in the long term. The Company will incur acquisition-related costs associated with advisory, legal and other due diligence-related services and transition costs during its first and second quarters of fiscal 2013.  In addition, the Company entered into a transition services agreement under which Ecolab will continue to provide certain services to the acquired Vehicle Care business for up to 12 months.  Despite these first year acquisition and related costs, the Company anticipates this transaction will be modestly accretive to earnings in fiscal 2013. Once integration activities are complete, the Company anticipates realizing additional synergies ranging between $1.5 million and $2.0 million annually.

Forward Looking Statements and use of Non-GAAP Information

This release contains, and other written or oral statements made by or on behalf of Zep may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Specifically, the statements regarding the expected accretion and synergies of the transaction described above and the statements regarding our ability to repay indebtedness are forward-looking statements.

Our forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•                  economic conditions in general;

•                  customer and supplier relationships and prices;

•                  competition;

•                  our ability to realize anticipated benefits from information technology initiatives and the timing of benefits;

•                  market demand; and

•                  litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2012. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

About Zep Inc.

Zep Inc., with fiscal year 2012 net sales of $654 million, is a leading producer and marketer of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets. We market these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional®, Enforcer®, National Chemical™, Selig™, Misty®, Next Dimension™, Petro®, i-Chem®, TimeMist®, TimeWick™, MicrobeMax®, Country Vet®, Konk®, Niagara National™, Washtronics™, FC Forward Chemicals®, Rexodan®, Mykal™, and a number of private labeled brands. Founded in 1937, some of Zep’s brands have been in existence since 1896. Zep Inc. is headquartered in Atlanta, Georgia. Visit our website at www.zepinc.com.

About Ecolab Vehicle Care

Ecolab’s Vehicle Care Division is a leading provider of the vehicle care industry’s most recognizable branded commercial cleaners, protectants and related products and accessories to the car wash, convenience store, auto dealership and fleet-wash markets in North America. Its 300 products meet customer needs across all segments of the industry. The Division is headquartered in St. Paul, Minnesota.

Investor Contact:	Media Contacts:

Don De Laria	Megan Loch	Michael Ares
Zep Inc.	Zep Vehicle Care	Fleishman-Hillard
404-350-6266	651-293-4356	404-739-0133
don.delaria@zep.com	megan.loch@zep.com	michael.ares@fleishman.com

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